UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

KINTERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50507	74-2947183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9605 Scranton Road, Suite 240 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 795-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

I. On December 23, 2005, the Compensation Committee of the Board of Directors of Kintera, Inc. (the “Company”) approved the acceleration of vesting of certain outstanding stock options under the Company’s 2000 Stock Option Plan, Amended and Restated 2003 Equity Incentive Plan and Amended and Restated 2004 Equity Incentive Plan (Fundware) (collectively, the “Option Plans”) as follows:

(1) effective as of December 28, 2005, except as set forth below, all outstanding unvested stock options granted pursuant to the Option Plans with an original exercise price greater than $7.00 became fully vested and immediately exercisable; and

(2) effective as of December 28, 2005, except as set forth below, all outstanding unvested stock options granted pursuant to the Option Plans that (i) had an original exercise price greater than the closing sale price for the Company’s common stock as reported on the Nasdaq National Market on December 28, 2005 and (ii) were held by optionees who had been in continuous service to the Company for at least six months and less than twelve months, were amended to provide that 1/1,460 of the number of shares subject to such stock options vested and became immediately exercisable for each full day continuous service performed by such optionee since the date such optionee began service with the Company (the “Accelerated Cliff Stock Options”).

The foregoing acceleration of vesting was available to option holders who were employees of the Company, and not executive officers or directors of the Company, on December 28, 2005. Options to purchase approximately 1,265,368 shares of common stock were subject to this acceleration of vesting. Except for the acceleration of vesting and as otherwise set forth below, all outstanding stock options shall continue to be governed by their original terms and conditions set forth in the applicable Option Plan.

The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, issued by the Financial Accounting Standards Board (“FAS 123”), becomes effective for reporting periods beginning in January 2006. The future expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $1.4 million. The Company will report the avoided future expense in its fourth quarter fiscal 2005 financial statements as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

II. Acting pursuant to the authority approved by the stockholders of the Company at the annual meeting of stockholders held on July 21, 2005, the Compensation Committee of the Board of Directors of the Company approved on December 23, 2005, the amendment of (i) all outstanding stock options granted under the Option Plans which were vested as of December 27, 2005 and (ii) the Accelerated Cliff Stock Options, with original exercise prices greater than the closing sale price for the Company’s common stock as reported on the Nasdaq National Market on December 28, 2005 (collectively, the “Vested Underwater Options”), to provide that the exercise price of each such Vested Underwater Option be reduced to the closing sale price of the Company’s common stock as reported on the NASDAQ National Market on December 28, 2005, effective as of December 28, 2005; provided, however, that the holder of each such Vested Underwater Option was an employee of the Company, and not an executive officer or a director of the Company, on December 28, 2005.

The Company expects no material negative financial impact will result from either the acceleration or repricing of these options. Further, because these “underwater” options have exercise prices in excess of current market values, they may not be fully achieving their original objectives of incentive compensation and employee retention. The Company believes that the acceleration and repricing of these underwater options may have a positive effect on employee morale and retention.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINTERA, INC.

Date: January 9, 2005	/s/ Richard Davidson
Richard Davidson
Chief Financial Officer

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